CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 20, 2012, relating to the financial statements and financial highlights which appears in the May 31, 2012 Annual Report to Shareholders of Columbia Dividend Income Fund, Columbia High Yield Municipal Fund, Columbia High Yield Opportunity Fund, Columbia International Bond Fund and Columbia Strategic Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

September 26, 2012